Exhibit 99.1

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

Frequently Asked Questions Regarding Estimated Value

1.                         What is the new Inland Western estimated share value?

The Inland Western estimated per-share value has been established at $6.95.  The economy and real estate industry remain slow to recover. The increase from our previous estimated per-share value of $6.85 as of December 31, 2009 reflects the slight economic recovery since that time while maintaining cautious optimism.  This revised estimated share value will be communicated to our stockholders in conjunction with the payment of the second quarter stockholder distribution of $0.0625 per share, payable on July 11, 2011, to stockholders of record at the close of business on June 30, 2011.  This represents the seventh consecutive quarter-to-quarter increase in distribution rates and equates to a 3.6% annualized yield based upon the estimated per-share value of $6.95.

2.                         Will this new estimated value impact the Distribution Reinvestment Program (“DRP”)?

In conjunction with the estimated share value, the board of directors amended the DRP solely to modify the purchase price.  On or after August 31, 2011, additional shares of stock may be purchased under the DRP at a price of $6.95 per share.

If a stockholder would like to begin participating in the DRP, an Inland Western Change of Distribution Election Form is required.  This form is available on our website at www.inlandwestern.com under the Investor Relations section.  Please note that requests for custodial accounts, such as an IRA or a SEP account, require the authorization of the custodian in order to effectuate such change.

3.                         How was the new estimated share value determined?

The estimated per-share value was determined by the use of a combination of different indicators and an internal assessment of value utilizing internal financial information under a common means of valuation under the direct capitalization method.  No independent appraisals were obtained.  Specifically, the estimate of the per-share value was made with primary consideration of the valuation of the Company’s real estate assets which was determined by the Company’s management using methodologies consistent with publicly traded real estate investment trusts in establishing net asset values, and the estimated values of other assets and liabilities determined by the Company’s management as of March 31, 2011.  The board of directors, in part, relied upon third party sources in arriving at this estimated value, which reflects, among other things, the continuing impact of adverse trends in the economy, the real estate industry and the current public equity markets.

4.                         Why is Inland Western revaluing its shares now?

This estimated per-share value is being provided now solely to assist broker dealers in connection with their obligations under applicable Financial Industry Regulatory Authority (“FINRA”) rules with respect to customer account statements and to assist fiduciaries in discharging their obligations under ERISA reporting requirements. Under FINRA Regulatory Notice 09-09, broker dealers are prohibited from using a per-share estimated value that has been developed from data that is as of a date more than 18 months prior to the customer account statement’s date.  Inland Western last reported an estimated value as of December 31, 2009.  Thus, we are providing an updated estimated value prior to June 30, 2011 in accordance with FINRA’s 18 month requirement.  Because this is only an estimate, we may subsequently revise any estimated valuation that is provided, and at a minimum, expect to revisit valuation as of September 30, 2012, unless Inland Western has completed or is in the midst of completing a liquidity event which may involve the listing of its current shares on a national stock exchange.

Inland Western Retail Real Estate Trust, Inc.  2901 Butterfield Road  Oak Brook, IL 60523  800.541.7661  www.inlandwestern.com

Please note that Inland Western has previously announced that we intend to pursue the initial listing of our existing common stock on a national securities exchange.  The estimated per-share value is only an estimate made solely for the purposes noted above and may not reflect the actual value of our shares or the price that a third party may be willing to pay to acquire our shares.

5.                         When will the listing of our shares on the New York Stock Exchange occur?

We continue to pursue the initial listing of our existing common stock on a national securities exchange; however, we cannot guarantee that such a listing will occur nor provide any guidance regarding a potential share price or the timing of such an event.

6.                         What were the drivers of the estimated share value?

The global recession and credit crisis has had quite an impact on everyone over the past 2 ½ years, including Inland Western.  Inland Western was not immune to the economic demise as it has had an abrupt and significant impact on all facets of the real estate markets and commercial real estate fundamentals.   The sharp reduction in real estate values, tenant bankruptcies and reduced market rental rates for the industry as a whole coupled with the slow recovery of the economy has caused real estate values to be slow to recover from their dramatic decline in value.

We maintained a leased rate of 90.1% as of March 31, 2011, which while is an improvement from our trough economic occupancy of 87% as of June 30, 2009, is still below our historical average occupancy before the economic crisis of 97%. The benefits of Inland Western’s rise in occupancy have been somewhat offset by lower market rents being realized as a result of the economic crisis. Additionally, we are quite pleased with our completion of our debt refinancing initiatives as we have refinanced or repaid over $1.4 billion of debt maturities from January 1, 2010 to March 31, 2011; and have addressed virtually all of our 2011 maturities.  However, our mortgage payable value has been impacted because a majority of our mortgages payable as of December 31, 2009 were deemed to be below market due primarily to the interest rate and interest rate only structure of the mortgages payable as of December 31, 2009. Our refinancing efforts since December 31, 2009 have effectively reset our mortgages payable to market value; and therefore, the benefit of having below market mortgages payable has been largely removed. We are proud of our accomplishments over the last 18 months which have served to preserve value in our portfolio.

7.                         What is Inland Western’s annual distribution rate?

On June 14, 2011, the board of directors declared the second quarter 2011 distribution of $0.0625 per share, payable on July 11, 2011, to stockholders of record at the close of business on June 30, 2011.  This represents the seventh consecutive quarter-to-quarter increase in distribution rates and equates to a 2.5% annualized yield assuming a purchase price of $10.00 per share or a 3.6% annualized yield based upon the new estimated per-share value of $6.95.  Each distribution is determined quarterly by our board of directors and the annualized yield is not necessarily indicative of future distributions.

8.                         How will this information be communicated to stockholders?

A letter will be sent to stockholders notifying them of the new estimated per-share value, the amended DRP price and the seventh consecutive quarter-to-quarter increase in distribution rates in conjunction with the payment of the second quarter stockholder distribution on July 11, 2011.

9.                         What if I have more questions?

Inland Western has a dedicated Investor Relations Team that may assist you with any questions regarding Inland Western.  Our Investor Relations Team may be reached at 800.541.7661.

Inland Western Retail Real Estate Trust, Inc.  2901 Butterfield Road  Oak Brook, IL 60523  800.541.7661  www.inlandwestern.com